UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2014

First Reliance Bancshares, Inc.

(Exact Name of Registrant As Specified in Its Charter)

   South Carolina

(State or Other Jurisdiction of Incorporation)

000-49757	80-0030931
(Commission File Number)	(I.R.S. Employer Identification No.)

2170 West Palmetto Street, Florence, South Carolina	29501
(Address of Principal Executive Offices)	(Zip Code)

   (843) 656-5000

(Registrant's Telephone Number, Including Area Code)

   Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.       Regulation FD Disclosure.

First Reliance Bancshares, Inc. reported unaudited operating results for the three and six months ended June 30, 2014 as follows.

From December 31, 2013 to June 30, 2014, total cash and cash equivalents increased $11.0 million to $29.3 million, investment securities decreased $3.3 million to $47.4 million, net loans increased 1.00% to $237.9 million, and total assets increased $8.6 million to $364.0 million. As of June 30, 2014, total deposits were $294.9 million, an increase of $12.5 million or 4.41%, over the $282.4 million reported at December 31, 2013. Noninterest bearing deposits increased 4.69% to $68.7 million, while interest bearing deposit accounts increased 35.40%, to $62.3 million from December 31, 2013 to June 30, 2014. Core funding increased 2.61% to 83.93%, while wholesale funding decreased $5.6 million from December 31, 2013 to June 30, 2014.

Net income for the six months ended June 30, 2014 was $718,689, compared to net loss of ($181,655) for the prior year period and net income available to common shareholders was $192,486 for the six months ended June 30, 2014, versus net loss available common shareholders of ($768,438) for the prior year period. Diluted earnings per share was $0.04 for the six months ended June 30, 2014, compared to a diluted loss of ($0.19) in the prior year period. Net interest income increased 8.62%, to $6.6 million for the six months ended June 30, 2014, compared to $6.1 million for the prior year period. Noninterest income decreased 4.15%, to $2.1 million for the six months ended June 30, 2014, compared to $2.2 million in the prior year period. Noninterest expense decreased 6.08% to $8.0 million at June 30, 2014, compared to $8.5 million for the prior year period.

Net income for the three months ended June 30, 2014 was $372,333, compared to net loss of ($195,076) for the prior year period and net income available to common shareholders was $86,468 for the three months ended June 30, 2014, versus net loss available common shareholders of ($488,711) for the quarter ended June 30, 2013. Diluted earnings per share were $0.02 for the quarter ended June 30, 2014, compared to a diluted loss of ($0.12) in the prior year period. Net interest income increased 10.93%, to $3.4 million for the three months ended June 30, 2014, compared to $3.0 million for the prior year period. Noninterest income remained at $1.1 million for the three months ended June 30, 2014 and 2013, respectively. Noninterest expense decreased 6.09% to $4.1 million for the three months ended June 30, 2014, compared to $4.3 million for the prior-year period.

The information in Item 7.01 and Exhibit 99.1 of Item 9.01 is being furnished, not filed. Accordingly, the information in this Item 7.01 and Exhibit 99.1 of Item 9.01 will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933 unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by the Company that (i) the information in this report is material or complete or (ii) investors should consider this information before making an investment decision with respect to any security of the Company or any of its affiliates.

ITEM 9.01.       Financial Statements and Exhibits.

(d) Exhibits

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Item	Exhibit

99.1	Condensed Consolidated Balance Sheets as of June 30, 2014 (unaudited) and December 31, 2013 (audited) and Unaudited Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2014 and 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST RELIANCE BANCSHARES, INC.

By:	/s/ Jeffrey A. Paolucci
Name:	Jeffrey A. Paolucci
Title:	Executive Vice President and
Chief Financial Officer

Dated: July 23, 2014

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Exhibit List

99.1	Condensed Consolidated Balance Sheets as of June 30, 2014 (unaudited) and December 31, 2013 (audited) and Unaudited Condensed Consolidated Statement of Operations for the three and six ended June 30, 2014 and 2013.

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